Exhibit 99.1

Virtusa Promotes Global Head of Human Resources to Executive Officer

Westborough, MA — (September 6, 2016) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today announced that Sundararajan (Sundar) Narayanan, Chief People Officer & Global Head of Human Resources, has been promoted to Executive Vice President, Chief People Officer & Global Head of Human Resources and an executive officer of the Company.

Mr. Narayanan has over 20 years of experience in human resources and related disciplines within the information technology industry. Mr. Narayanan joined Virtusa in June 2010 and has served in various senior HR leadership positions including, Director of Human Resources for the U.S. and Europe, Global Head of Human Resources, and most recently Chief People Officer and Global Head of Human Resources.  Before joining Virtusa, from 1996 to 2010, Mr. Narayanan held several global senior leadership positions with Polaris Consulting & Services Limited, where before his departure, he was vice president, global HR at Polaris.   Mr. Narayanan is an exceptional HR leader with deep expertise in compensation and benefits, recruitment & training, leadership development and employee relationship management.

“On behalf of the Virtusa management team and the Board of Directors, I’d like to take this opportunity to thank Sundar for the significant contributions he has made towards our success, and congratulate him on his well-deserved promotion.  We are, indeed, privileged to have Sundar as our global head of HR and look forward to his guidance and on-going contributions as we scale and our grow our platform. Sundar has played a critical role in developing award-winning human resource strategies and procedures that are aligned with Virtusa’s long-term business objectives.  Our talented team of professionals is our most important asset and a key competitive advantage for Virtusa, and I look forward to Sundar’s continued leadership in driving team member engagement and development.”

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

On March 3, 2016, Virtusa, through its India subsidiary, acquired an aggregate of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd., from founding shareholders, promoters, and certain other minority stockholders. In April 2016, Virtusa purchased an additional 26% of the fully diluted outstanding shares of Polaris from the company’s public shareholders in a mandatory open offer. Polaris is a majority owned subsidiary of Virtusa.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

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Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

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